Exhibit 10.45

CAMBIUM NETWORKS, INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of August 1, 2023, between Cambium Networks, Inc., a Delaware corporation (the “Company”), and Morgan Kurk (the “Employee”).

Recitals:

The Company desires to employ the Employee as the Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
POSITION AND DUTIES.
(a)
During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the Chief Executive Officer of the Company and, at the request of the Board of Directors (the “Board”) of Cambium Networks Corporation (“Parent”), as an officer or director of any parent entity of the Company or any subsidiary of the Company or such parent entity, in any case, without additional compensation. In this capacity, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee that are not inconsistent with the Employee’s position as Chief Executive Officer of the Company. Except as otherwise mutually agreed upon by Company and Employee, the Employee’s principal place of employment with the Company shall be in North Carolina; provided that (i) the Employee understands and agrees that the Employee may be required to travel to the Company’s global corporate headquarters in the Chicagoland area, at least one week per month and (ii) Employee shall endeavor to spend an additional week per month at any of the Company’s existing major facilities, including San Jose, CA, Thousand Oaks, CA, Ashburton, U.K. and Bangalore, India. The Employee shall report directly to the Board.
(b)
During the Employment Term, the Employee shall devote all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the full, loyal and careful performance of the Employee’s duties to the Company; provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.

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(c)
The Board shall take such action as may be necessary to appoint Employee as a member of the Board as of the Effective Date (as defined in Section 2 hereof). Thereafter, during the Employment Term, the Board shall nominate the Employee for re-election as a member of the Board at the expiration of the then-current director term and shall use its best efforts to secure such election, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements. For the avoidance of doubt, Employee acknowledges that Employee’s term of continued Board service shall be subject to approval by the shareholders of Parent at its 2024 Annual Meeting of Shareholders.
2.
EMPLOYMENT TERM. The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term of two (2) years (the “Initial Term”) commencing as of August 1, 2023 (the “Effective Date”). On each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to any such anniversary date. Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 7 hereof, subject to Section 8 hereof. The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”
3.
BASE SALARY. The Company agrees to pay the Employee a base salary at an initial annual rate of $500,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. Beginning in calendar year 2025, the Employee’s base salary shall be subject to annual review by the Board (or a committee thereof), and may be increased (but not decreased) from time to time by the Board (or a committee thereof), provided, that Employee’s base salary may be decreased as part of an across-the-board reduction in base salaries of all Company executive officers so long as the percentage reduction in Employee’s base salary is not greater than the percentage reduction applicable to other executive officers, for the same period as the reduction in other executive officer’s reduction in salary and, in the event such reduction is later mitigated for other executive officers, Employee’s base salary is then increased by the same percentage applicable to other executive officers. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.
4.
ANNUAL BONUS. During the Employment Term, the Employee shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on an initial target bonus opportunity of 100% of the Employee’s Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established performance goals established by the Board or the Compensation Committee of the Board (the “Committee”) in its sole discretion; provided, however, that the Annual Bonus payable with respect to 2023 shall be guaranteed to equal the Employee’s Target Bonus for such year but pro-rated based on the number of days Employee was employed by the Company during 2023. Any Annual Bonus payable to Employee shall, except as otherwise provided for in this Agreement, be subject to Employee’s continued employment through the applicable payment date and shall be payable no later than March 15th following the conclusion of the applicable performance year.

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5.
EQUITY AWARDS. Within sixty (60) days following the Effective Date and subject to the approval of the Compensation Committee, the Employee shall be granted (i) 100,000 share-settled restricted share units (“Initial RSU Grant”) with respect to Parent that shall vest 50% on the two-year anniversary of the Effective Date and thereafter ratably on a quarterly basis over the following 24 months, and (ii) 500,000 nonqualified share options with respect to Parent (“Initial Option Grant”), with an exercise price equal to fair market value of an ordinary share of Parent on the date of grant that shall vest 25% on the one-year anniversary of the Effective Date and thereafter ratably on a quarterly basis over the following 36 months, with vesting in each case subject to the Employee’s continued employment through the applicable vesting date; provided, however, that (i) in the event Employee’s employment is terminated by the Company without Cause or by the Employee due to Good Reason prior to the second anniversary of the Effective Date, the portion of the Initial RSU Grant and the Initial Option Grant that was scheduled to vest on or prior to the 12-month anniversary of such termination of employment, shall accelerate as of the date of such termination of employment and the remaining unvested portion of the Initial RSU Grant and Initial Option Grant shall terminate for no consideration as of such termination of employment and (ii) the Initial RSU Grant and Initial Option Grant shall be subject to accelerated vesting in the event of Employee’s termination by the Company without Cause or by the Employee due to Good Reason within two years following a Change in Control (as defined in the Cambium Networks Corporation 2019 Share Incentive Plan (the “2019 Plan”). The Initial RSU Grant and Initial Option Grant shall be subject to all of the terms of the 2019 Plan and the Company’s standard form of award agreements.
6.
EMPLOYEE BENEFITS.
(a)
BENEFIT PLANS. During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to Employee hereunder. The Company shall use reasonable efforts to obtain life insurance and disability insurance in an amount equal to the Executive’s annual salary, but only if and so long as such coverage is available at standard rates from the insurer providing term life insurance or disability insurance coverage under the executive benefit programs or a comparable insurer acceptable to the Company. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
(b)
VACATIONS. During the Employment Term, the Employee shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time, without carryforward of unused vacation time from any calendar year to any future calendar year. Vacation may be taken at such times and intervals as the Employee determines, subject to the business needs of the Company.
(c)
BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable out-of-pocket

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business expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.
(d)
LEGAL FEES. Upon presentation of appropriate documentation, the Company shall pay the Employee’s reasonable counsel fees incurred in connection with his acceptance of this position, including but not limited to the negotiation and documentation of this Agreement, up to a maximum of $20,000, which shall be paid within sixty (60) days following the Effective Date, provided that the Employee is still employed at the time of such payment.
7.
TERMINATION. The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:
(a)
DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Employee of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee, with or without a reasonable accommodation, to have performed the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period, as determined by the Board in its reasonable discretion. The Employee shall cooperate in all respects with the Company if a question arises as to whether the Employee has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Employee’s condition with the Company), provided, however, nothing herein shall give the Company the right to terminate Employee prior to discharging its obligations to Employee, if any, under the Family and Medical Leave Act, the Americans with Disabilities Act, or any other applicable law.
(b)
DEATH. Automatically upon the date of death of the Employee.
(c)
CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause. “Cause” shall mean:
(i)
the Employee’s willful and continued failure to substantially perform the Employee’s duties to the Company;
(ii)
the Employee’s willful misconduct or gross negligence in the performance of the Employee’s duties to the Company;
(iii)
the Employee’s willful failure to perform the Employee’s duties to the Company or to follow the lawful directives of the Board (other than as a result of death or Disability);
(iv)
indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;
(v)
the Employee’s failure to cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries;

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(vi)
the Employee’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; or
(vii)
material breach of this Agreement or any other written agreement with the Company, or a material violation of the Company’s written code of conduct or other written policy, including any policy with respect to sexual harassment.

For purposes of this Section 7(c), no act, or failure to act, on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company. Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board (excluding the Employee, if the Employee is then a Board member), provided that no such determination may be made until the Employee has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure) to the satisfaction of the Board. Notwithstanding anything to the contrary contained herein, the Employee’s right to cure as set forth in the preceding sentence shall not apply if there are habitual or repeated breaches by the Employee.

(d)
WITHOUT CAUSE. Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).
(e)
GOOD REASON. Upon written notice by the Employee to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:
(i)
material diminution in the Employee’s Target Bonus;
(ii)
material diminution in the Employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); provided, however, changes in duties, authorities or responsibilities as a result of Parent ceasing to be a publicly-traded company shall not alone constitute Good Reason;
(iii)
a material breach of this Agreement by the Company or Parent, including a failure to grant the equity awards pursuant to Section 5 within 60 days of the Effective Date; or
(iv)
a relocation of Employee’s principal place of employment by more than 25 miles.

The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above unless the Company

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waives this requirement in writing. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Employee.

(f)
WITHOUT GOOD REASON. Upon ninety (90) days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).
(g)
EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Employee pursuant to the provisions of Section 2 hereof.
8.
CONSEQUENCES OF TERMINATION.
(a)
DEATH. In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(iv) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):
(i)
any unpaid Base Salary through the date of termination;
(ii)
any earned but unpaid Annual Bonus with respect to the fiscal year ending on or preceding the date of termination;
(iii)
reimbursement for any unreimbursed business expenses incurred through the date of termination;
(iv)
any accrued but unused vacation time in accordance with Company policy; and
(v)
all other payments, benefits or fringe benefits to which the Employee shall be entitled upon any termination of employment in accordance with the terms and conditions of the applicable compensation arrangement or benefit, equity or fringe benefit plan or program (collectively, Sections 8(a)(i) through 8(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”).
(b)
DISABILITY. In the event that the Employee’s employment or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee with the Accrued Benefits.
(c)
TERMINATION FOR CAUSE OR BY EMPLOYEE WITHOUT GOOD REASON. If the Employee’s employment is terminated (x) by the Company for Cause or (y) by the Employee without Good Reason, the Company shall pay to the Employee the Accrued Benefits other than the benefit described in Section 8(a)(ii) hereof.
(d)
TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Employee’s employment by the Company is terminated (x) by the Company without Cause,

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including due to non-extension by the Company of the Employment Term as provided in Section 2 hereof, or (y) by the Employee for Good Reason, the Company shall pay or provide the Employee with the following, subject to the provisions of Section 26 hereof:
(i)
the Accrued Benefits;
(ii)
subject to the Employee’s continued compliance with the obligations in Sections 9, 10 and 11 hereof, an amount equal to the Employee’s monthly Base Salary rate (but not as an employee), paid monthly for a period of twelve (12) months following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 26 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto (but in any event such payment to occur no later than 70 days following such termination);
(iii)
subject to Employee’s continued compliance with the obligations in Sections 9, 10 and 11 hereof, during the twelve (12)-month period commencing on the date of termination and if Employee is eligible to elect and elects to continue coverage for Employee and Employee’s spouse and eligible dependents under the Company’s group medical, hospitalization, and dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law, the Company shall reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage under COBRA and the employee contribution amount that active employees of the Company pay for the same or similar coverage (the “COBRA Reimbursements”); provided, however, that (A) Employee shall notify the Company in writing within five days after he becomes eligible after the date of Employee’s termination from the Company for group medical, hospitalization, or dental plan insurance coverage, if any, through subsequent employment or otherwise and the Company shall have no further obligation to provide the COBRA Reimbursements after Employee becomes eligible for group medical, hospitalization, or dental insurance plan coverage due to subsequent employment or otherwise; (B) if Employee (or Employee’s spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided; and (C) Employee shall send monthly invoices to the Company reflecting COBRA premiums paid by the last day of the month following the month in which the applicable premiums were paid by Employee and any COBRA Reimbursements due shall be made within fifteen (15) days of receipt of such invoices. For the avoidance of doubt, COBRA Reimbursements shall be taxable and subject to withholding; and
(iv)
subject to Employee’s continued compliance with the obligations in Sections 9, 10 and 11 hereof, a pro-rata portion of the Employee’s Annual Bonus for the fiscal year in which the Employee’s termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Employee is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company (but in any event payable no later than March 15th following the conclusion of the applicable performance year).

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Payments and benefits provided in this Section 8(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e)
OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from the Board and any position as an officer, director or fiduciary of any Company-related entity.
(f)
EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 7 and 8 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.
9.
RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits (other than amounts described in Section 8(a)(iii) hereof) shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in a form reasonably satisfactory to the Company. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.
10.
RESTRICTIVE COVENANTS.
(a)
DEFINITIONS. As used in this Agreement, the following terms have the meanings given to such terms below.
(i)
“Business” means (A) the development and sale of the Products and Services; (B) the business(es) in which the Company is or was engaged at the time of, and/or during the twelve (12) month period prior to, the Termination Date; (C) any business of the Company or its affiliates in which Employee was materially involved or as to which Employee received or accessed Confidential Information or Inventions within the twelve (12) months preceding the Termination Date; and (D) any business of the Company which was the subject of business initiatives or plans, or was in development or under consideration or research by the Company at the time of, or during the twelve (12) month period prior to, the Termination Date and with respect to which Employee was materially involved or as to which Employee received or accessed Confidential Information or Inventions.
(ii)
“Customer” means (A) any person or entity who is or was a customer of the Company at the time of, or during the twelve (12) month period prior to, the Termination Date, and with whom Employee had dealings on behalf of the

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Company in the course of Employee’s employment with the Company during such period, or about whom Employee received Confidential Information during such period; (B) any person or entity who is or was a customer of any of the Company’s affiliates at the time of, or during the twelve (12) month period prior to the Termination Date, and with whom Employee had dealings in the course of Employee’s employment with the Company during such period, or about whom Employee received Confidential Information during such period; and (C) any prospective customer to whom, within the twelve (12) month period immediately prior to the Termination Date, the Company had submitted proposals to for products or services of which Employee has knowledge, whether or not such proposals have yet to be executed into contracts, provided that the Company has a legitimate expectation of doing business with such prospective customer, and provided further that Employee had business contacts with such prospective customer on behalf of the Company during such period, whether such contact was initiated by the prospective customer or by Employee.
(iii)
“Company Personnel” means (A) any person who is or was an employee or independent contractor or consultant of the Company at the time of, or during the twelve (12) month period prior to, the Termination Date; (B) any person who is or was an employee or independent contractor or consultant of the Company at the time of, or during the twelve (12) month period prior to, the Termination Date, and with whom Employee had business dealings in the course of Employee’s employment with the Company, or about whom Employee received Confidential Information; and (C) any person or entity who is or was an employee, independent contractor, or consultant of any of the Company’s affiliates at the time of, or during the six (6) month period prior to, the Termination Date, and with whom Employee had business dealings in the course of Employee’s employment with the Company, or about whom Employee received Confidential Information.
(iv)
“Products and Services” means (A) wireless and ethernet point-to-point backhaul solutions; point-to-multipoint platforms and distribution network solutions; enterprise Wi-Fi and switching solutions; industrial internet of things (IIOT) wireless communications solutions; wireless solutions for video surveillance and CCTV; and network software and monitoring tools; (B) cloud management, network service applications, and tools and accessories related to any of the products or solutions described in clause (A); (C) those products and services related in any material way to Employee’s work on behalf of the Company within the twelve (12) months preceding the Termination Date; (D) those products and services related in any material way to Employee’s work on behalf of the Company’s affiliates within the twelve (12) months preceding the Termination Date; (E) those products and services as to which Employee received or accessed Confidential Information or Inventions of the Company or its affiliates within the twelve (12) months preceding Termination Date; and (F) those products and services which were the subject of business initiatives or

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plans, or were in development or offered by the Company or its affiliates at the time of, or during the twelve (12) month period prior to, the Termination Date and with respect to which Employee was materially involved or as to which Employee received or accessed Confidential Information or Inventions.
(v)
“Restricted Period” means the period commencing on the Termination Date and ending twelve (12) months thereafter, provided, however, that this period will be tolled and will not run during any time Employee is in violation of this Section 10, it being the intent of the parties that the Restricted Period will be extended for any period of time in which Employee is in violation of this Section 10, and any period during which litigation is pending relating to such breach.
(vi)
“Restricted Territory” means worldwide, it being understood that the Company’s business is worldwide in scope. In the event the preceding definition of Restricted Territory is determined by a court of competent jurisdiction to be too broad to be enforced under the circumstances, then “Restricted Territory” will mean the following distinct and severable territories:
(A)
any country in the world in which the Company is engaged in the Business, including without limitation any country where the Company has Customers, on the Termination Date or in the twelve (12) month period prior to the Termination Date;
(B)
any country in the world in which the Company is engaged in the Business with respect to which Employee provided material services on behalf of the Company at the time of, or during the twelve (12) month period prior to, the Termination Date;
(C)
the United States of America;
(D)
India;
(E)
the United Kingdom;
(F)
each state, province or similar political subdivision in which the Company is engaged in the Business, including without limitation any state, province or similar political subdivision where the Company has Customers, on the Termination Date or in the twelve (12) month period prior to the Termination Date; and
(G)
each state, province or similar political subdivision in which the Company is engaged in the Business with respect to which Employee provided material services on behalf of the Company at the time of, or during the twelve (12) month period prior to, the Termination Date.

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(vii)
“Termination Date” means the effective date of the termination of Employee’s employment, by either party, regardless of the date, cause or manner of such termination.
(b)
CONFIDENTIALITY. During the course of the Employee’s employment with the Company, the Employee will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium, including all copies, notes or other reproductions or replicas thereof) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners or competitors, and any information which the Company may from time to time designate as confidential or proprietary or that Employee reasonably knows should be, or has been, treated by the Company or any of its affiliates as confidential or proprietary. Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Employee or other violation of this Agreement or any other Agreement entered into by Employee and the Company; or (iii) is disclosed to Employee by a third party under no obligation to maintain the confidentiality of the information. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s or its subsidiaries’ or affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor). The Employee hereby relinquishes and agrees that he will not at any time claim any right, title or interest of any kind in or to any Confidential Information.
(c)
NONCOMPETITION. The Employee acknowledges that (i) the Employee performs services of a unique and extraordinary nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Employee has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Employee’s employment by a competitor, the Employee would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their customers and the Employee has had and will continue to have access to these customers during his employment, (v) the Employee has received and will receive specialized training from the Company and its affiliates, and (vi) the Employee has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Employee’s employment. Accordingly, during the Employee’s

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employment with the Company, the Employee will not, on his own behalf or on behalf of any other person or entity, engage in any business competitive with or adverse to that of the Company. In addition, during his employment with the Company and during the Restricted Period, Employee will not (i) engage in the Business in the Restricted Territory, or (ii) hold a position based in or with responsibility for all or part of the Restricted Territory, with any person or entity engaging in the Business, whether as employee, consultant, or otherwise, (A) in which Employee will have duties, or will perform or be expected to perform services for such person or entity, that is or are the same as or substantially similar to the position held by Employee or those duties or services actually performed by Employee for the Company within the twelve (12) month period immediately preceding the Termination Date, or (B) in which Employee will use or disclose or be reasonably expected to use or disclose any Confidential Information for the purpose of providing, or attempting to provide, such person or entity with a competitive advantage with respect to the Business.
(d)
NONSOLICITATION; NONINTERFERENCE.
(i)
During the Employee’s employment with the Company and during the Restricted Period, the Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other person, firm, corporation or other entity, except in the furtherance of the Employee’s duties hereunder:
(A)
Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert or encourage any Customer for purposes of marketing, selling or providing products or services to such Customer that are similar to or competitive with those offered by the Company;
(B)
Induce, encourage or attempt to induce or encourage any Customer to reduce, limit or cancel its business with the Company or its affiliates;
(C)
Induce, encourage or attempt to induce or encourage any Customer to purchase or accept products or services competitive with those offered by the Company from any person or entity (other than the Company or its affiliates) engaging in the Business; or
(D)
Otherwise interfere or engage in any conduct that would have the effect of interfering, in any manner, with the business relationship between the Company and any of the Customers.
(ii)
During the Employee’s employment with the Company and during the Restricted Period, the Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other person, firm, corporation or other entity, except in the furtherance of the Employee’s duties hereunder:
(A)
solicit or induce or attempt to solicit or induce any Company Personnel to terminate his or her employment or engagement with the Company;

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(B)
solicit or induce or attempt to solicit or induce any Company Personnel to accept employment or engagement with any person or entity engaging in the Business within the Restricted Territory;
(C)
hire or retain any such Company Personnel, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such Company Personnel, or
(D)
interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and any of their respective vendors, joint venturers or licensors.
(e)
NONDISPARAGEMENT. The Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Employee’s duties to the Company while the Employee is employed by the Company. The Company shall direct its officers and members of the Board to not make negative comments or otherwise disparage Employee following the Termination Date. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
(f)
INVENTIONS.
(i)
The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable or subject to analogous protection, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources or within the scope of the Employee’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Employee, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee’s duties with the Company or on the Employee’s own time, but only insofar as the Inventions are related to the Employee’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Employee irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers,

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take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Employee from the Company. The Employee will also execute assignments to the Company (or its designee) of the Applications and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Employee from the Company, but entirely at the Company’s expense.
(ii)
In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Employee has any rights in the results and proceeds of the Employee’s service to the Company that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.
(iii)
The obligations of the Employee under this Section will not apply to a particular circumstance to the extent such obligations are unenforceable in such circumstance pursuant to the provisions of Section 66-57.1 of the North Carolina General Statutes (as amended from time to time), provided that the obligations of Employee under this Section will continue to be binding upon Employee in all other circumstances. The Employee will bear the burden of proof in establishing the applicability of such statute to a particular circumstance.
(iv)
Employee has attached hereto as Exhibit A, a list describing all inventions, discoveries, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by Employee or in which Employee has an interest prior to, or separate from, Employee’s employment with the Company (“Prior Inventions”).

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(g)
BUSINESS OPPORTUNITIES. The Employee shall submit to the Board all business, commercial and investment opportunities or offers presented to the Employee, or of which the Employee becomes aware, during the period of the Employee’s employment with the Company that relate to the areas of business engaged in by the Company or its affiliates at any time during the period of the Employee’s employment with the Company or that could reasonably be expected to be beneficial to the Company or its affiliates (collectively, the “Company Opportunities”). Unless approved by the Board in writing, the Employee shall not accept, pursue or otherwise benefit from, directly or indirectly, any Company Opportunities on the Employee’s own behalf.
(h)
RETURN OF COMPANY PROPERTY. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Employee may retain the Employee’s rolodex and similar address books provided that such items only include contact information, and may also retain any personal documents or photos stored on Company property. Company shall likewise ensure that on the date of Employee’s termination with the Company that Company shall return to Employee personal items and documents or copies thereof, including without limitation tax and financial documents, in Company’s possession.
(i)
REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 10 hereof. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that the Employee is subject to the constraints in Section 10 hereof, the Employee will provide a copy of this Agreement (including, without limitation, this Section 10) to such entity, and such entity shall acknowledge to the Company in writing that it has read this Agreement. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10, and that to the maximum extent permitted by applicable law, the prevailing party as determined by the Court will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 10 if either the Company or its affiliates prevails on any material issue involved in such dispute or if the Employee challenges the reasonableness or enforceability of any of the provisions of this Section 10. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the

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Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 10.
(j)
REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state. Furthermore, each term, phrase, clause and segment of the covenants contained in this Section 10 will be severable to the greatest degree possible. If any term, phrase, clause or segment of any of the covenants contained in this Section 10 will cause such covenant to be invalid or unenforceable, such term, phrase, clause or segment will be deemed stricken and will not affect the remainder of the covenant or covenants set forth therein or elsewhere in this Agreement, which will be given full effect without regard to the invalid portions.
(k)
TOLLING. In the event of any violation of the provisions of this Section 10, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
(l)
PROTECTED ACTIVITIES. Nothing in this Agreement is intended to, or does, prohibit the Employee from (i) filing a charge or complaint with, providing truthful information to, or cooperating with an investigation being conducted by a governmental agency (such as the Equal Employment Opportunity Commission, another other fair employment practices agency, the National Labor Relations Board, the Department of Labor, or the Securities and Exchange Commission (the “SEC”)); (ii) engaging in other legally-protected activities; (iii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iv) otherwise making truthful statements as required by law or valid legal process; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, the Employee understands that he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Employee likewise understands that, in the event he files a lawsuit for retaliation by the Company or the Parent for reporting a suspected violation of law, he may disclose the trade secret(s) of the Company or the Parent to his attorney and use the trade secret information in the court proceeding, if he (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law, and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of any policies or agreements of the Company, the Parent, or their affiliates applicable to the Employee (i) impedes his right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires him to provide any prior notice to the

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Company, the Parent, or their affiliates or obtain their prior approval before engaging in any such communications.
(m)
OTHER AGREEMENTS. Notwithstanding the foregoing and any other language in this Agreement, this Agreement does not preclude the enforceability of any restrictive covenant provision contained in any other agreement entered into between the Company and the Employee. Further, no other restrictive covenant precludes the enforceability of any provision contained in this Agreement.
(n)
SURVIVAL OF PROVISIONS. The obligations contained in Sections 10 and 11 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.
11.
COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company (collectively, the “Claims”). Except as provided for in Section 10(l), the Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. Subject to Section 10(l), the Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so and subject to Section 10(l)) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is a party-in-opposition) with respect to matters the Employee believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required in the reasonable opinion of Employee’s legal counsel. Subject to Section 10(l), during the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee’s attorneys and tax or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel unless doing so is based upon the reasonable recommendation of Employee’s legal counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 11, as well as an hourly rate which shall be not less that the hourly rate Employee earned while at company based on his total Base Salary and Target Bonus in his last twelve (12) months of employment.

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12.
EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a violation by the Employee of Section 10 or Section 11 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee shall be immediately repaid to the Company.
13.
NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 13 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.
14.
NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown
in the books and records of the Company.

If to the Company:

Cambium Networks, Inc.

3800 Golf Road, Suite 360

Rolling Meadows, Illinois 60008

Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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15.
SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.
16.
SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.
17.
COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
18.
DISPUTE RESOLUTION. In the event of any dispute or controversy arising under or in connection with this Agreement or the Employee’s employment with Company, the Parties shall make all reasonable and good faith efforts to resolve all disputes between them. If all such reasonable efforts fail, the parties agree to first utilize an appropriate alternative dispute resolution (ADR) process, such as Collaborative Law, Mediation or another interest-based negotiation process, to resolve the dispute. Should the efforts through one of these interest-based ADR processes fail to resolve the dispute within a reasonable time, then other than injunctive relief under Section 12 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company.
19.
INDEMNIFICATION. The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the extent provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company or any parent entity of the Company or any subsidiary of the Company or such parent entity. This obligation shall survive the termination of the Employee’s employment with the Company.
20.
LIABILITY INSURANCE. The Company shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors (including with respect to activities as an officer or director of any parent entity of the Company or any subsidiary of the Company or such parent entity).

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21.
GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of North Carolina (without regard to its choice of law provisions). The parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.
22.
MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
23.
REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder. Employee further represents and warrants that Employee shall not disclose to the Company or its affiliates or induce the Company or its affiliates to use any confidential or proprietary information or material belonging to any previous employer or others. In addition, the Employee acknowledges that the Employee is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Employee in compliance therewith.
24.
CLAWBACKS. The payments to Employee pursuant to this Agreement are subject to forfeiture or recovery by the Company or Parent or other action pursuant to any clawback or recoupment policy applicable to the Company’s executive officers which the Company or Parent may adopt from time to time, including without limitation any such policy or provision that the Company or Parent has included in any of its existing compensation programs or plans or that it may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
25.
COMPANY POLICIES. Employee shall be subject to additional Company and Parent policies as they may exist from time-to-time, including policies with regard to stock ownership by senior executives and policies regarding trading of securities.
26.
TAX MATTERS.

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(a)
WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, the Employee agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty or expense related thereto.
(b)
SECTION 409A COMPLIANCE.
(i)
The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt from Code Section 409A. If the Employee notifies the Company (with specificity as to the reason therefor) that the Employee believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Employee, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.
(ii)
With respect to any amount that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 26(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any

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remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)
To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)
For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(v)
Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
(c)
CODE SECTION 280G. Notwithstanding anything to the contrary in this Agreement, Employee expressly agrees that if the payments and benefits provided for in this Agreement or any other payments and benefits which Employee has the right to receive from the Company, Parent and their affiliates (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Payments shall be either (a) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee. The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A of the Code and then reducing any Payments subject to Section 409A of the Code in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the Payments is necessary shall be made by the Committee in good faith. If a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from Company, Parent or their affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY By: /s/Rob Amen Name: Rob Amen Title: Chairman of the Board, Cambium Networks Corporation
EMPLOYEE /s/ Morgan Kurk Morgan Kurk

B-24

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" ACTIVE 266199073" "" ACTIVE 266199073